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                                                                   EXHIBIT 8.2

                            OPINION OF KINSTON SMITH


                             Devonshire House
                             60 Goswell Road
                             London
                             EC1M 7AD

                                                                19 October 2000

Starnet Communications International (DE) Inc.
The CIBC Centre
Old Parham Road
PO Box 3265
St. John's
Antigua
West Indies

World Gaming Plc
Devonshire House
60 Goswell Road
London
EC1M 7AD


Dear Sirs:

STARNET COMMUNIATIONS INTERNATIONAL (DE) INC - REPLACEMENT BY A UK HOLDING
COMPANY

We have acted as tax advisers in the UK to World Gaming Plc ("Holdings") and Starnet Communications International (DE) Inc. ("the Company") in connection with the proposed replacement of Starnet Communications International (DE) Inc as the holding company by Holdings as more fully described in the Registration Statement (as defined below).

For the purposes of giving this opinion, we have examined the registration statement on Form F-4 proposed to be filed with the US Securities and Exchange Commission (the "Registration Statement", which term does not include any exhibits thereto or any documents incorporated therein by reference) on 19th October 2000 in respect of ordinary shares of Holdings, par value 1 pence each, to be issued in the proposed merger and reorganisation (the "Shares"). We have also reviewed copies of the Agreement and Plan of Reorganisation and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies of documents (whether or not certified), (b) the accurateness and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (c) that upon the merger of the Company and WG Reorganization Sub, Inc., a Delaware corporation and indirect, wholly-owned subsidiary of Holdings, the Shares will be duly authorised, validly issued, fully paid and

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non-assessable (the term non-assessable when used herein means only that the holders of Shares cannot be assessed for or required to make additional capital contributions by virtue of their ownership of the Shares) and (d) that there is no provision of the law of any jurisdiction, other than English Law, which would have any implication in relation to the opinions expressed herein.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than that of England. This opinion is governed by and construed in accordance with the laws of England and is limited to and is given on the basis of the current law in practice in England.

On the basis of, and subject to, the foregoing, we are of the opinion that the statements in the Registration Statement under the heading "United Kingdom Tax Consequences" to the extent that they constitute matters of United Kingdom domestic tax law, or English law conclusions, are accurate in all material respects.

In addition it is issued on the basis that there are no employees of the group who are liable to any UK taxation in respect of the performance of any of their employment duties.

Subject as above we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the section "United Kingdom Tax Consequences".

                                      Yours faithfully,

                                      /s/ Kingston Smith